Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Media	Investor Relations
Ron Dunsky	Louis J. Petrucelly
SVP Marketing and Communications	SVP and Chief Financial Officer
(203) 622-4086	(203) 622-4086
rondunsky@passur.com	lpetrucelly@passur.com

PASSUR Strengthens Management Team for Future Growth

Stamford, CT, October 20, 2016 — PASSUR® Aerospace, Inc. (OTC: PSSR), a business intelligence, predictive analytics, and big data company, announced several senior additions to its management team to support the Company’s long-term strategic plan to drive customer value and company revenue growth. Matthew A. DeLellis has been hired as Chief Growth Officer, Louis J. Petrucelly has been hired as Senior Vice President and Chief Financial Officer, and David M. Henderson has been promoted to Chief Product Officer.

"We continue to build upon and strengthen our management team to help us achieve the next level of growth and deliver even greater value to our customers," said Jim Barry, PASSUR President and CEO. "Hiring Matt DeLellis as Chief Growth Officer and moving David Henderson to Chief Product Officer will be instrumental in allowing us to focus on the more complete solutions that are most critical to our customers. Lou Petrucelly joins us with years of public company experience, and deep involvement with technology companies – he is a great addition to our management team,” said Mr. Barry.

Mr. DeLellis joins PASSUR as Chief Growth Officer, where he will initially be responsible for providing broader and more complete customer solutions through partnerships and alliances. These new relationships will also help to scale PASSUR’s solution suite to reach more customers, both domestically and internationally. Mr. DeLellis previously was Senior Vice President of Strategy & Corporate Development at Landmark Aviation, a leading aviation services company serving the general aviation, government, and business aviation industries. Mr. DeLellis has over twelve years of public company and portfolio company experience across multiple industries and has been a proven leader in the execution of several organic and inorganic growth strategies throughout his career. Previously, he served as the Vice President and Treasurer at publicly traded Cardtronics, Inc. and began his professional career as an investment banker with Lehman Brothers. Mr. DeLellis received his BA in Mathematics from Dartmouth College and his MBA from the Tuck School of Business at Dartmouth.

Mr. Petrucelly rejoins PASSUR after spending almost ten years at FalconStor Software, Inc., a leading software-defined storage data services company, serving most recently as Executive Vice President, Chief Financial Officer and Treasurer. Prior to FalconStor, Mr. Petrucelly spent time in senior financial positions at both Granite Broadcasting Corporation and PASSUR, where he was CFO from 2002 to 2004. He began his career with Ernst & Young, LLP. Mr. Petrucelly received his B.S. from the C.W. Post Campus of Long Island University.

Mr. Henderson joined PASSUR last year as Chief Financial Officer and is moving into the newly created role of Chief Product Officer, where he will work with PASSUR’s sales, account management, product management, and marketing teams to drive the execution of PASSUR’s strategic plan, improve product positioning and commercialization, and articulate PASSUR’s solutions’ value to the marketplace.

About PASSUR® Aerospace, Inc.

PASSUR® Aerospace is a leading business intelligence company, providing predictive analytics and decision support technology for the aviation industry primarily to improve the operational performance and cash flow of airlines and the airports where they operate. PASSUR® Aerospace’s information solutions are used by the largest five North American airlines, over 60 airport customers, (including 22 of the top 30 North American airports, with PASSUR solutions also used at the remaining eight airports by one or more airline customer), more than 200 corporate aviation customers, and the U.S. government. PASSUR® Aerospace owns and operates the largest commercial passive radar network in the world that provides aircraft position updates every 1 to 4.6 seconds, powering a proprietary database that is accessible in real-time and delivers timely and accurate information and solutions via PASSUR’s industry-leading algorithms and business logic included in its products. Visit PASSUR® Aerospace’s website at www.passur.com for updated products, solutions, and news.

Forward-Looking Statements

The information provided in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding PASSUR® Aerospace’s future plans, objectives, and expected performance. The words “believe,” “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “objective,” “seek,” “strive,” “might,” “likely result,” “build,” “grow,” “plan,” “goal,” “expand,” “position,” or similar words, or the negatives of these words, or similar terminology, identify forward-looking statements. These statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks and uncertainties, and a number of factors that could cause the company's actual results to differ materially from those expressed in the forward-looking statements referred to above. These factors include, without limitation, the risks and uncertainties discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Form 10-K for the fiscal year ended October 31, 2015; the uncertainties related to the ability of the company to sell its existing product and professional service lines, as well as in new products and professional services (due to potential competitive pressure from other companies or other products); and the potential for terrorist attacks, changes in fuel costs, airline bankruptcies and consolidations, economic conditions, and other risks detailed in the company's periodic reports filed with the Securities and Exchange Commission. Other uncertainties which could impact the company include, without limitation, uncertainties with respect to future changes in governmental regulation and the impact that such changes in regulation will have on the company’s business. Additional uncertainties include, without limitation, uncertainties relating to: (1) the company's ability to find and maintain the personnel necessary to sell, manufacture, and service its products; (2) its ability to adequately protect its intellectual property; and (3) its ability to secure future financing. Readers are cautioned not to place undue reliance on these forward-looking statements, which relate only to events as of the date on which the statements are made and which reflect management’s analysis, judgments, beliefs, or expectations only as of such date. PASSUR® Aerospace undertakes no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. Readers are advised, however, to consult any further disclosures PASSUR® Aerospace makes on related subjects in its Forms 10-K, 10-Q and 8-K.